EXHIBIT 11.1


                         ENVIRODYNE INDUSTRIES, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                           December
                                 January        January    27, 1991
                                   1 to            1 to        to
                                December        December   December
                                29, 1994        31, 1993   31, 1992
                               -----------     ---------  ---------
                                  (in thousands except for
                            number of shares and per share amounts)


Average shares outstanding       13,500,703         320        320

Assuming exercise of options
  reduced by the number of
  shares which could have been
  purchased with the proceeds
  from exercise of such options
                                 ----------      ------      -----
Weighted average shares
  outstanding as adjusted        13,500,703         320        320
                                 ==========         ===        ===

(Loss) before
  extraordinary loss                $(3,612)   $(98,195)  $(36,996)
                                    =======    ========   ========


Net Income (Loss)                   $(3,612)    $85,589   $(36,996)
                                    =======     =======   ========

Per share amounts
  assuming full dilution:

  (Loss) before
    extraordinary loss                $(.27)  $(306,859) $(115,613)
                                      =====   =========  =========

Net Income (Loss)                     $(.27)   $267,466  $(115,613)
                                      =====    ========  =========

Note: This calculation is submitted in accordance with Regulation S-K Item 601(b)11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.